EXHIBIT 99.01
News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Yunsun Wee	Helyn Corcos
Symantec Corp.	Symantec Corp.
310-449-7009	408-517-8324
ywee@symantec.com	hcorcos@symantec.com
Symantec Reports Strong First Quarter Revenue and Earnings
Performance driven by demand for core and emerging technology solutions
CUPERTINO, Calif. — July 25, 2007 — Symantec Corp. (Nasdaq: SYMC) today reported the results of its first quarter of fiscal year 2008, ended June 29, 2007. GAAP revenue for the quarter was $1.40 billion and non-GAAP revenue was $1.42 billion. Non-GAAP revenue grew 10 percent over the comparable period a year ago.
GAAP deferred revenue at the end of the June 2007 quarter was $2.66 billion, compared to $2.31 billion at the end of the June 2006 quarter. Non-GAAP deferred revenue at the end of the quarter reached $2.71 billion, up 16 percent compared to $2.34 billion at the end of the June 2006 quarter. Symantec continues to benefit from an increasing volume of predictable revenue rolling off the balance sheet driven by its deferred revenue model.
GAAP Results: GAAP net income for the June 2007 quarter was $95 million, versus last year’s equivalent figure of $101 million. Diluted earnings per share of $0.10 were flat versus the same quarter last year. Profits were impacted by a $19 million restructuring charge related to the reduction in force announced in February 2007 and further facilities consolidation activities.
Non-GAAP Results: Non-GAAP net income for the June 2007 quarter was $263 million, up 4 percent compared to $253 million for the same quarter last year. Non-GAAP diluted earnings per share were $0.29, up 21 percent compared to diluted earnings per share of $0.24 for the same quarter last year. For a detailed reconciliation of our GAAP to non-GAAP results, please refer to the condensed consolidated financial statements below.
“Performance for the quarter was driven by strong demand in many of our core and emerging technology solutions, as well as solid execution by our services, consumer and Altiris teams,” said John W. Thompson, chairman and chief executive officer, Symantec. “We’re off to a good start to our fiscal year.”
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Symantec Reports Strong First Quarter Revenue and Earnings

Financial Highlights
For the quarter, Symantec’s Consumer segment represented 30 percent of total non-GAAP revenue and grew 11 percent year-over-year. The Security and Data Management segment represented 30 percent of total revenue and grew 4 percent year-over-year. The Data Center Management segment represented 28 percent of total revenue and grew 5 percent year-over-year. Services represented 6 percent of total revenue and grew 13 percent year-over-year. The Altiris segment includes revenues from the acquisition of Altiris and Symantec’s Ghost, pcAnywhere and LiveState Delivery solutions, and represented 6 percent of total revenue.
International revenues represented 51 percent of total non-GAAP revenue in the June 2007 quarter and grew 12 percent year-over-year. The Europe, Middle East and Africa region represented 33 percent of total revenue for the quarter and grew 15 percent year-over-year. The Asia Pacific/Japan revenue for the quarter represented 13 percent of total revenue and grew 8 percent year-over-year. The Americas, including the United States, Latin America and Canada, represented 54 percent of total revenue and increased 8 percent year-over-year.
September Quarter 2007 Guidance
For the September 2007 quarter, GAAP revenue is estimated between $1.35 billion and $1.38 billion. GAAP diluted earnings per share are estimated between $0.07 and $0.09.
Non-GAAP revenue for the September 2007 quarter is estimated between $1.37 billion and $1.40 billion. Non-GAAP diluted earnings per share are estimated between $0.24 and $0.26.
GAAP deferred revenue is expected to be in the range of $2.53 billion and $2.58 billion. Non-GAAP deferred revenue is expected to be in the range of $2.55 billion and $2.60 billion.
For the September 2007 quarter, we expect cash flow from operating activities to be below the September 2006 quarter cash flow from operating activities of $276 million.
Quarterly Highlights
•	Symantec signed 249 contracts worldwide worth more than $300,000 each, including 48 worth more than $1 million each, during the quarter. Of those 249 contracts, more than 70 percent were multiple product deals.
•	In North America, Symantec signed new or extended agreements with customers including Atmel, an industry leader in the design and manufacture of advanced semiconductors; Accor North America, a division of Accor, one of the world’s largest groups in travel, tourism and corporate services; Florida Department of Transportation, which oversees 7,450 employees statewide, 41,000 highway lane miles, 6,381 bridges, 14 seaports and 2,707 railway miles; GTECH Corp., a leading gaming technology and services company; Children’s Healthcare of Atlanta, one of the leading pediatric hospitals in the country, recognized for excellence in cancer, cardiac and neonatal care; AMN Healthcare, Inc., the nation’s largest
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Symantec Reports Strong First Quarter Revenue and Earnings

healthcare staffing company; Rite Aid Corporation, a leading drugstore chain with more than 5,000 stores in 31 U.S. states and the District of Columbia; Indiana University, educating 97,000 students on eight campuses across the state and South Carolina Department of Health and Environmental Control, a health agency that promotes and protects the health of the public and the environment.

•	New or extended agreements with international customers from the quarter included British Sky Broadcasting, which operates the UK’s largest digital pay television platform, Sky Digital; National Health Insurance Corp., the only public health insurer in Korea; Beijing Mobile, a subsidiary of China Mobile Ltd., the leading mobile services provider in China; Colegio de Registradores de Espana, the Association of Spanish Property and Commercial Registrars; Siemens IT Solutions and Services Brazil, part of one of the world’s largest technology groups and Cable & Wireless Jamaica, the leading full-service telecommunications provider in the Americas & Caribbean region.
Conference Call
Symantec has scheduled a conference call for 5 p.m. ET/2 p.m. PT today to discuss the fiscal first quarter, ended June 29, 2007, and to review guidance. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest/index.html. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. A replay and script of our officers’ remarks will be available on the investor relations’ home page shortly after the call is completed.
About Symantec
Symantec is a global leader in infrastructure software, enabling businesses and consumers to have confidence in a connected world. The company helps customers protect their infrastructure, information and interactions by delivering software and services that address risks to security, availability, compliance and performance. Headquartered in Cupertino, Calif., Symantec has operations in 40 countries. More information is available at www.symantec.com.
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NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.
Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.
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Symantec Reports Strong First Quarter Revenue and Earnings

FORWARD-LOOKING STATEMENTS: This press release contains statements regarding our financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including statements relating to projections of future revenue, earnings per share, deferred revenue and cash flow from operations, as well as projections of amortization of acquisition-related intangibles and stock-based compensation. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: maintaining customer and partner relationships; the anticipated growth of certain market segments, particularly with regard to security and storage; the competitive environment in the software industry; changes to operating systems and product strategy by vendors of operating systems; fluctuations in currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in the Risk Factors section of our Form 10-K for the year ended March 30, 2007.
USE OF NON-GAAP FINANCIAL INFORMATION: Our results of operations have undergone significant change due to a series of acquisitions, the impact of SFAS 123(R) and other corporate events. To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations page of our Web site at www.symantec.com/invest.

SYMANTEC CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	March 31,
	2007 (1)	2007
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$2,034,592	$2,987,653
Trade accounts receivable, net	568,721	666,968
Inventories	34,666	42,183
Current deferred income taxes	163,146	165,323
Other current assets	279,828	208,920

Total current assets	3,080,953	4,071,047
Property and equipment, net	1,113,315	1,092,240
Acquired product rights, net	925,595	909,878
Other intangible assets, net	1,411,713	1,245,638
Goodwill	10,969,774	10,340,348
Other long-term assets	120,259	91,719

Total assets	$17,621,609	$17,750,870

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$165,715	$149,131
Accrued compensation and benefits	307,202	307,824
Current deferred revenue	2,330,411	2,387,733
Income taxes payable	13,056	238,486
Other accrued expenses	224,416	234,915

Total current liabilities	3,040,800	3,318,089
Long-term deferred revenue	334,364	366,050
Long-term deferred tax liabilities	358,010	343,848
Long-term income taxes payable	414,322	—
Other long-term obligations	38,647	21,370
Convertible senior notes	2,100,000	2,100,000

Total Liabilities	6,286,143	6,149,357
Stockholders’ equity:
Common stock	8,813	8,994
Capital in excess of par value	9,740,361	10,061,144
Accumulated other comprehensive income	189,725	182,933
Retained earnings	1,396,567	1,348,442

Total stockholders’ equity	11,335,466	11,601,513

Total liabilities and stockholders’ equity	$17,621,609	$17,750,870

(1)	Symantec adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” or FIN 48 during the June 2007 quarter. As a result, we performed a comprehensive re-evaluation of our tax risks which resulted in a net decrease to our tax reserves of $18 million, of which goodwill was reduced by $11 million, retained earnings was increased by $6 million and stockholder’s equity was increased by $1 million.

SYMANTEC CORPORATION
GAAP Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2007	2006 (1)
	(Unaudited)
Net revenues	$1,400,338	$1,265,868
Cost of revenues:
Cost of revenues	220,904	211,048
Amortization of acquired product rights	89,360	87,611

Total cost of revenues	310,264	298,659

Gross Profit	1,090,074	967,209
Operating expenses:
Sales and marketing	568,089	467,449
Research and development	225,578	213,195
General and administrative	85,845	78,621
Amortization of other intangible assets	56,925	50,614
Restructuring	19,000	13,258
Integration	441	—

Total operating expenses	955,878	823,137

Operating income	134,196	144,072
Interest and other income, net	22,087	27,634
Interest expense	(6,291)	(6,678)

Income before income taxes	149,992	165,028
Provision for income taxes	54,786	64,494

Net income	$95,206	$100,534

Net income per share — basic	$0.11	$0.10

Net income per share — diluted	$0.10	$0.10

Shares used to compute net income per share — basic	891,642	1,028,820

Shares used to compute net income per share — diluted	910,302	1,048,833

(1)	Symantec adopted Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” or SAB 108 during the March 2007 quarter. As such, our results for the June 2006 fiscal quarter include the adoption of SAB 108. We believe the resulting changes to the previously reported amounts to the quarter are immaterial. See item 15, “Summary of Significant Accounting Policies” in our March 2007 10-K. Our filings with the SEC provide a detailed explanation of the impact of our adoption of SAB 108.

SYMANTEC CORPORATION
Reconciliation of GAAP Revenue, Net Income and Net Income Per Share
to Non-GAAP Revenue, Non-GAAP Net Income And Non-GAAP Net Income Per Share
(In thousands, except per share data)
(Unaudited)

		Three Months Ended
		June 30,
		2007	2006
NET REVENUES:
GAAP net revenues		$1,400,338	$1,265,868
Fair value adjustment to Altiris deferred revenue	(A)	16,356	—
Fair value adjustment to Veritas deferred revenue	(A)	6,150	22,282

Non-GAAP net revenues		$1,422,844	$1,288,150

NET INCOME :
GAAP net income:		$95,206	$100,534
Fair value adjustment to Altiris deferred revenue	(A)	16,356	—
Fair value adjustment to Veritas deferred revenue	(A)	6,150	22,282
Amortization of acquired product rights	(B)	89,360	87,611
Executive incentive bonuses	(C)	1,802	1,974
Stock-based compensation	(D)	40,744	36,859
Restructuring	(E)	19,000	13,258
Integration	(F)	441	—
Amortization of other intangible assets	(G)	56,925	50,614
Income tax effect on above items	(H)	(63,286)	(59,690)

Non-GAAP net income		$262,698	$253,442

NET INCOME PER SHARE — DILUTED:
GAAP net income per share		$0.10	$0.10
Stock-based compensation adjustment per share	(D)	0.04	0.03
Other non-GAAP adjustments per share	(A-C, E-H)	0.15	0.12

Non-GAAP net income per share		$0.29	$0.24

SHARES USED TO COMPUTE NET INCOME PER SHARE — DILUTED:
Shares used to compute GAAP and non-GAAP net income per share		910,302	1,048,833

The non-GAAP financial measures included in the table above are non-GAAP net revenue, non-GAAP net income and non-GAAP net income per share, which adjust for the following items: business combination accounting entries, expenses related to acquisitions, stock-based compensation expense, restructuring charges and charges related to the amortization of other intangible assets, and certain other items. We believe that the presentation of these non-GAAP financial measures is useful to investors, and such measures are used by our management, for the reasons associated with each of the adjusting items as described below.

(A)	Fair value adjustment to Veritas and Altiris deferred revenue. We include revenue associated with Veritas and Altiris deferred revenue that was excluded as a result of purchase accounting adjustments to fair value because we believe they are reflective of ongoing operating results.

(B)	Amortization of acquired product rights. The amounts recorded as amortization of acquired product rights arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and are not directly related to the operation of our business.

(C)	Executive incentive bonuses. Consists of bonuses related to the Veritas and Altiris acquisitions and executive sign-on bonuses for newly hired executives. We exclude these amounts because they arise from prior acquisitions and other infrequent events and we believe they are not directly related to the operation of our business. For the three months ended June 30, 2007 and June 30, 2006, executive incentive bonuses were allocated as follows:

	Three months ended
	June 30,
	2007	2006
Sales and marketing	$432	$676
Research and development	148	865
General and administrative	1,222	433

Total executive incentive bonuses	$1,802	$1,974

(D)	Stock-based compensation. Consists of expenses for employee stock options, restricted stock units, restricted stock awards and employee stock purchase plan determined in accordance with SFAS 123(R). We exclude these stock-based compensation expenses because they are non-cash expenses that we believe are not reflective of ongoing operating results. Further, we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations. For the three months ended June 30, 2007 and June 30, 2006, stock-based compensation was allocated as follows:

	Three months ended
	June 30,
	2007	2006
Cost of revenues	$4,396	$3,981
Sales and marketing	14,463	14,186
Research and development	14,167	14,098
General and administrative	7,718	4,594

Total stock-based compensation	$40,744	$36,859

(E)	Restructuring. These amounts arise from severance, benefits, outplacement services, and excess facilities resulting from our company restructurings and we believe they are not directly related to the operation of our business.

(F)	Integration. Consists of expenses incurred for consulting services and other professional fees associated with integration activities of acquisitions.

(G)	Amortization of other intangible assets. The amounts recorded as amortization of other intangible assets arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and not directly related to the operation of our business.

(H)	Income tax effect on above items. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP operating income.

SYMANTEC CORPORATION
Reconciliation of GAAP Revenue Components to Non-GAAP Revenue Components
(In thousands)
(Unaudited)

	Three Months Ended June 30, 2007			Three Months Ended June 30, 2006 (2)
	GAAP	Non-GAAP		GAAP	Non-GAAP
	Symantec	Adjustments (6)	Non-GAAP	Symantec	Adjustments (7)	Non-GAAP

Net Revenues	$1,400,338	$22,506	$1,422,844	$1,265,868	$22,282	$1,288,150

Revenue By Segment: (1)
Security and Data Management	$423,261	$997	$424,258	$404,289	$4,431	$408,720
Data Center Management	$399,225	$5,153	$404,378	$368,054	$17,649	$385,703
Altiris (4)	$72,715	$16,356	$89,071	$39,829	$—	$39,829
Services	$81,146	$—	$81,146	$71,914	$202	$72,116
Consumer	$423,750	$—	$423,750	$381,778	$—	$381,778
Other (3)	$241	$—	$241	$4	$—	$4

Revenue by Geography:
Americas (5)	$751,448	$14,951	$766,399	$693,845	$14,882	$708,727
EMEA	$457,804	$6,485	$464,289	$397,547	$4,752	$402,299
Asia Pacific/Japan	$191,086	$1,070	$192,156	$174,476	$2,648	$177,124

Total U.S. Revenue	$681,646	$14,696	$696,342	$626,112	$13,876	$639,988
Total International Revenue	$718,692	$7,810	$726,502	$639,756	$8,406	$648,162
We believe the non-GAAP revenue measures set forth above are useful to investors, and such items are used by our management, because revenue associated with deferred revenue that was excluded as a result of purchase accounting adjustments to fair value is reflective of ongoing operating results.

(1)	Following our ERP system implementation in the third quarter of fiscal 2007, we completed an analysis of the allocation of maintenance revenues across our enterprise segments. Accordingly, we have recast maintenance revenues for these segments for each quarter of fiscal 2007 and fiscal 2006. This recast primarily affected our Data Center Management and Security and Data Management segments. In addition, during the June 2007 quarter, we added a new business segment called Altiris consisting of the Altiris products and our Ghost, pcAnywhere, and LiveState Delivery products, which moved from the Security and Data Management segment. We also moved our Managed Security Services and DeepSight products to the Services segment from the Security and Data Management segment.

(2)	Symantec adopted Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” or SAB 108, during the March 2007 quarter. As such, our results for the June 2006 fiscal quarter include the adoption of SAB 108. We believe the resulting changes to the previously reported amounts to the quarter are immaterial. See item 15, “Summary of Significant Accounting Policies” in our March 2007 10-K. Our filings with the SEC provide a detailed explanation of the impact of our adoption of SAB 108.

(3)	The other category contains divested product lines and/or product lines nearing the end of their life cycle. See item 15, Footnote 15 in our March 2007 10-K.

(4)	Altiris was acquired on April 6, 2007. As a result, the June 2007 quarter includes the Altiris products combined with the Ghost, pcAnywhere, and LiveState Delivery products, and previous quarters exclude the Altiris products.

(5)	The Americas includes the United States, Latin America, and Canada.

(6)	The non-GAAP adjustments add back the deferred revenue for Veritas and Altiris that was excluded as a result of adjustments to fair value.

(7)	The non-GAAP adjustments add back the deferred revenue for Veritas that was excluded as a result of adjustments to fair value.

SYMANTEC CORPORATION
Reconciliation of GAAP deferred revenue
to non-GAAP deferred revenue
(In thousands)
(Unaudited)

	June 30, 2007	June 30, 2006 (1)
Deferred revenue reconciliation
GAAP deferred revenue	$2,664,775	$2,305,334
Add back:
Fair value adjustment to Veritas deferred revenue (2)	11,849	35,247
Fair value adjustment to Altiris deferred revenue (2)	32,158	—

Non-GAAP deferred revenue	$2,708,782	$2,340,581

We believe the non-GAAP measures set forth above are useful to investors, and such items are used by our management, because deferred revenue that was excluded as a result of purchase accounting adjustments to fair value is reflective of ongoing operating results.

(1)	Symantec adopted Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” or SAB 108, during the March 2007 quarter. As such, our results for the June 2006 fiscal quarter include the adoption of SAB 108. We believe the resulting changes to the previously reported amounts to the quarter are immaterial. See item 15, “Summary of Significant Accounting Policies” in our March 2007 10-K. Our filings with the SEC provide a detailed explanation of the impact of our adoption of SAB 108.

(2)	The non-GAAP adjustments add back the deferred revenue for Veritas and Altiris that was excluded as a result of adjustments to fair value.

SYMANTEC CORPORATION
Guidance — Reconciliation of projected GAAP revenue and earnings per share to non-GAAP revenue and earnings per share
(Unaudited)

Q2, FY’08
Revenue reconciliation (in millions)
GAAP revenue range	$1,350 - $1,380

Add back:
Fair value adjustment to Veritas deferred revenue (1)	5
Fair value adjustment to Altiris deferred revenue (1)	15

Non-GAAP revenue range	$1,370 - $1,400

Earnings per share reconciliation
GAAP earnings per share range	$0.07 - $0.09

Add back:
Stock-based compensation, net of tax (2)	0.04
Fair value adjustment to Veritas and Altiris deferred revenue, amortization of acquired product rights and other intangible assets, and restructuring (1,3,4)	0.13

Non-GAAP earnings per share range	$0.24 - $0.26

We believe that providing a forecast of the non-GAAP items set forth above is useful to investors, and such items are used by our management, for the reasons associated with each of the adjusting items as described below.

(1)	Fair value adjustment to Veritas and Altiris deferred revenue. We include revenue associated with Veritas and Altiris deferred revenue that was excluded as a result of purchase accounting adjustments to fair value because we believe they are reflective of ongoing operating results.

(2)	Stock-based compensation, net of tax. Consists of expenses for employee stock options, restricted stock units, restricted stock awards and employee stock purchase plan determined in accordance SFAS 123(R). We exclude these stock-based compensation expenses because they are non-cash expenses that we believe are not reflective of ongoing operating results. Further, we believe it is useful to investors to understand the impact of the application of SFAS 123(R) to our results of operations.

(3)	Amortization of acquired product rights and other intangible assets. The amounts recorded as amortization of acquired product rights and other intangible assets arise from prior acquisitions and are non-cash in nature. We exclude these expenses because we believe they are not reflective of ongoing operating results in the period incurred and not directly related to the operation of our business.

(4)	Restructuring. This amount arises from severance, benefits, outplacement services, and excess facilities resulting from our company restructuring. We exclude this amount because we believe it is not reflective of ongoing operating results in the period incurred and not directly related to the operation of our business.

SYMANTEC CORPORATION
Guidance — Reconciliation of projected GAAP deferred revenue to non-GAAP deferred revenue
(Unaudited)

September 30, 2007
Deferred revenue reconciliation (in millions)
GAAP deferred revenue	$2,530 - $2,580
Add back:
Fair value adjustment to Veritas deferred revenue (1)	5
Fair value adjustment to Altiris deferred revenue (1)	15

Non-GAAP deferred revenue	$2,550 - $2,600

We believe that providing the non-GAAP item set forth above is useful to investors, and such item is used by our management, for the reasons associated with the adjusting item as described above.

(1)	Fair value adjustment to Veritas and Altiris deferred revenue. We include deferred revenue associated with Veritas and Altiris that was excluded as a result of purchase accounting adjustments to fair value because we believe they are reflective of ongoing operating results.